Exhibit A
                            AGREEMENT AND ASSIGNMENT


This AGREEMENT, dated as of September 25, 2002 (this "Agreement"), between MEDIUM4.COM, INC., a Delaware corporation (the "Company"), INTER ASSET JAPAN CO., LTD., a Japanese corporation ("IAJ"), and DAVID BADNER ("Badner").

WHEREAS, Badner holds a significant number of shares of the Common Stock of the Company, par value $0.01 per share (the "Common Stock");

WHEREAS, IAJ, as a consequence of the completion of the conversion of the Company's Series A Preferred Stock to Common Stock, is the majority stockholder of the Company;

WHEREAS, Badner and the Company have entered into the Consulting Services Agreement dated as of December 1, 2001 (the "Consulting Agreement") annexed hereto as Exhibit A;

WHEREAS, Badner and the Company have entered into the Mezzanine Financing Loan Agreement dated as of March 31, 2002 (the "Loan Agreement") annexed hereto as Exhibit B to memorialize the past loans and funds advanced by Badner and new loans and advances to be made by Badner from time to time;

WHEREAS, pursuant to the Loan Agreement, the Company has issued a Convertible Promissory Note dated May 31, 2002 (the "Convertible Note") to Badner annexed hereto as Exhibit C, and the principal amount of the Convertible Note outstanding as of the Effective Date shall be $563,857.32;

WHEREAS, the Company and Badner wish to terminate the Consulting Agreement on terms and conditions hereinafter set forth; and

WHEREAS, to induce Badner to terminate the Consulting Agreement and to facilitate the orderly restructuring of the Company's finances, IAJ has agreed to purchase the Loan Agreement and Convertible Note.


NOW, THEREFORE, the parties hereto hereby agree as follows:

Section 1.  Definitions.

As used herein, the following terms shall have the following meanings:

"Badner Agreements" shall mean the Consulting Agreement, the Loan Agreement, the Convertible Note, and any and all other written or oral agreements, arrangements and understandings existing as of the Effective Date between the Company and Badner. "Claims" shall have the meaning set forth in Section 3(b) hereof.

"Consulting Agreement" shall have the meaning set forth in the recitals hereof.

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"Convertible Note" shall have the meaning set forth in the recitals hereof.

"Effective Date" shall mean the date on which the First Installment (as hereinafter defined) is paid.

"Loan Agreement" shall have the meaning set fort in the recitals hereof.

"Purchase Price" shall have the meaning set forth in Section 2 hereof.


Section 2.  Payment of Purchase Price to Badner; Amendment and Waiver.

(a) Subject to payment of the First Installment (as hereinafter defined), Badner hereby sells, transfers and assigns to IAJ without recourse to Badner (except to the extent of his obligations under this Agreement) all of his rights, title and interest under the Loan Agreement and the Convertible Note. In consideration of such sale, transfer and assignment, IAJ hereby agrees to pay $563,857.32 (the "Purchase Price") to Badner in two installments, the first of which (the "First Installment") in the amount of $400,000 shall be paid to Badner on or before September 30, 2002, and the second of which in the amount of $163,857.32 (the "Second Installment" and, together with the First Installment, the "Installments") shall be paid on December 31, 2002.

(b) IAJ and the Company hereby confirm that each has been provided with satisfactory evidence that as of the Effective Date unreimbursed advances, including those to be made with proceeds of the First Installment, at least equal to the Purchase Price will have been made by Badner for and on behalf of the Company in accordance with the terms of the Loan Agreement and the Convertible Note.

(c) Badner, the Company and IAJ hereby agree to amend Section 2.3 of the Convertible Note to delete the following sentence: "If such approval shall not have been obtained by August 31, 2002, the failure to obtain such approval shall constitute an Event of Default hereunder." All parties agree to said amendment of the Convertible Note. The parties hereby agree that Schedule A to the Convertible Note shall be revised as of the Effective Date to reflect the principal amount owing of $563,857.32.

(d) In consideration of the foregoing amendment, as of the Effective Date the Company agrees irrevocably to waive any defenses or counterclaims to payment under the Loan Agreement and Convertible Note, which would otherwise be available to it with respect to Badner.

Section 3.  Termination of the Consulting Agreement/ Release.

(a) Upon payment of the First Installment, the Company and Badner hereby agree that the Consulting Agreement and all accrued obligations thereunder shall be terminated and cancelled and shall have no further legal force or effect, whereupon Badner shall be released from any and all claims, liabilities,

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obligations, actions, suits, causes of action, damages and expenses of any nature whatsoever, at law or in equity, known or unknown, which the Company or IAJ or anyone claiming through the Company or IAJ had, now have or hereafter may have against Badner arising out of the Consulting Agreement from the beginning of time until the Effective Date.

(b) Upon payment of the Second Installment Badner hereby agrees to release and discharge irrevocably and unconditionally, as of the Effective Date, the Company, IAJ, their subsidiaries, affiliates, successors and assigns, as well as their respective officers, directors, employees, shareholders, agents and representatives (collectively, the "Released Parties"), from any and all claims, liabilities, obligations, actions, suits, causes of action, damages and expenses of any nature whatsoever, at law or in equity, known or unknown, which Badner or anyone claiming through him had, now have or hereafter may have (collectively, the "Claims") against any of the Released Parties, from the beginning of time to the Effective Date, including, without limitation, any of the Claims arising out of the Badner Agreements, but excluding the payment obligations assumed by IAJ under this Agreement.

Section 4.  Representations and Warranties of Badner/Indemnification.

Badner hereby represents and warrants to the Company and IAJ as follows:

(a) Exhibit D hereto sets forth all (i) advances made by Badner to the Company and reimbursements thereof prior to the Effective Date; (ii) expenses, obligations and liabilities of the Company, whether contingent or accrued, which have been discharged with the funds or loans that Badner advanced or made pursuant to the Badner Agreements or otherwise and (iii) payments to be made on behalf of the Company with proceeds of the First Installment;

(b) Exhibit E hereto sets forth all expenses, obligations and liabilities of the Company which will be outstanding as of the Effective Date and all actions, suits, proceedings and claims pending or threatened against the Company known to Badner as of the Effective Date; and

(c) Badner is not aware of any expenses, obligations or liabilities of the Company or any pending or threatened actions, suits, proceedings or claims against the Company other than those disclosed in Exhibit D and Exhibit E, respectively.

Badner shall indemnify and hold the Company and IAJ harmless from and against any and all expenses, obligations, and liabilities (including, without limitation, reasonable legal fees and other costs of defense) (collectively "Losses") either incurs which are attributable to (i) any breach of the representations and warranties set forth in this Section 4 or (ii) the bona fide claims of any commercial creditor of the Company not disclosed on Exhibit D or Exhibit E, whether known or unknown to Badner as of the Effective Date. In the event the Company or IAJ intends to seek indemnification for Losses, the Company or IAJ shall notify Badner within ten (10) business days after receiving notification of the matter which is or may be the subject of a claim for Losses. In the event that Badner is not so notified, he shall be under no obligation to indemnify the Company or IAJ with respect to such matter. In the event Badner is required to indemnify the Company or IAJ under the terms hereof, Badner shall have the right to obtain counsel of his choice to represent the Company and/or IAJ at his expense. Badner shall have no obligation to indemnify and hold the

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Company and IAJ harmless until the aggregate amount of Losses subject to the foregoing indemnity exceeds Two Thousand Five Hundred Dollars ($2,500), whereupon Badner shall indemnify for any excess. (In the event the Company's Losses are less than $2,500 and Badner has retained counsel has provided herein, the Company shall reimburse Badner for legal fees up to the difference between the Losses the Company sustained and $2,500.) All representations, warranties and indemnification obligations shall apply only with respect to claims made by the Company or IAJ within one year after the Effective Date.

Section 5.  Consulting and Cooperation.

Prior to and after the Effective Date, Badner and the Company will cooperate with each other in regard to the Company's American Stock Exchange listing and to develop the business of the Company and enhance the value of the Company. In consideration of such cooperation, IAJ shall transfer or cause to be transferred to Badner two million (2,000,000) shares of the Company's common stock within four months after the Effective Date in accordance with applicable securities laws. The Company shall file or cause to be filed a registration statement covering said shares as promptly as possible, but no later than 45 days of the transfer date. The Company shall use its best efforts to ensure that the registration statement is declared effective by the SEC and that said shares are listed by AMEX. Badner shall be responsible for the costs associated with having Oscar delaGuardia prepare such filing and subsequent efforts to ensure that the registration statement is declared effective by the SEC.

Section 6.  Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 7.  Successors, Etc.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.  Entire Agreement.

This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any and all prior oral or written agreements or understandings between the parties hereto with respect to such subject matter.

Section 9.  Arbitration.

Any dispute, controversy or claim arising out of or in connection with this Agreement which is not resolved through good faith discussions between the parties hereto shall be finally settled by arbitration. The arbitration shall be held in New York City, New York, in accordance with the rules then in effect of the American Arbitration Association. The arbitration shall be conducted by one arbitrator. The arbitrator shall have the authority to allocate between the parties the cost of arbitration in such equitable manner as the arbitrator may determine. The prevailing party shall be entitled to receive reimbursement of

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its reasonable expenses incurred in connection with such arbitration. Judgment upon the award so rendered may be entered in any court having jurisdiction or application, or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.


Section 10.  Notices.


Unless applicable law requires a different method, any notice that must be given to either party under this Agreement will be given by (a) certified mail, return receipt requested, (b) domestic or international express mail or courier service, or (c) personal delivery, addressed as follows, or to such other address as any party may by written notice advice the other parties:


David Badner     Medium4.com, Inc.       Inter Asset Japan Co., Ltd.
90 Alton Road    1220 Collins Ave.       Atago Green Hills MORI Tower 35F 2-5-1,
Apt. #3103       Miami Beach, FL 33139   2-5-1 Atago, Minato-ku, Tokyo 105-0235
Miami Beach, FL                          Japan
33139

Notice shall be effective upon mailing or dispatch by courier service or personal delivery, as the case may be.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


MEDIUM4.COM, INC.                              INTER ASSET JAPAN CO., LTD.


By:/S/ JONATHAN BRAUN                          By:/S/ ALAN MARGERISON
   ------------------                             ----------------------
     Name:  Jonathan Braun                          Name:  Alan Margerison
     Title:    CEO and CFO                          Title:    President



                                               /S/ DAVID BADNER
                                               -------------------------
                                               DAVID BADNER